Exhibit 99.3

Subject: Agero & Urgently: Business as Usual with More Opportunity

Hi [Service Provider],

We have some big news to share: We have officially entered into an agreement for Agero to acquire Urgently.

For our network of independent service providers, this is a major win. By bringing these two companies together, we are consolidating a massive amount of high-value work under one roof.

The most important thing to know right now is that nothing changes. We know you have a business to run and you need stability to do it. For the foreseeable future, everything stays exactly as it is today. You will continue to use the same dispatch systems, receive the same rates, and call the same support teams for both Urgently and Agero jobs. We will continue to operate as separate companies through the actual merger, which we expect to occur in the next few months.

Looking ahead, here is our commitment to you:

•	More High-Value Work: This merger will, eventually, bring Urgently’s volume into the Agero ecosystem. For you, this means a steadier stream of specialized, profitable jobs to keep your trucks moving.

•

Investing in the Industry: This move strengthens our commitment to you and the long-term health of our industry. We believe roadside assistance requires trained experts who know how to handle today’s complex vehicles, and we are doubling down on the professional network that makes this work possible.

•

The Best Partner for Your Growth: Our goal isn’t just to be “easy to work with”—we want to be the best partner for the long-term health of your company. By combining our resources, we can offer better technology, faster payments, and more predictable volume than anyone else in the business.

When the time comes to consolidate and introduce new features or updates, our goal is to minimize disruption and friction, providing you with the right support so you can focus on what you do best: taking care of customers and getting them back on the road safely.

We’re excited to grow together in this next chapter. Thank you for the hard work you do every day!

Best regards,

The Urgently Network Team

Additional Information and Where to Find It

The tender offer has not yet commenced. This communication is for informational purposes only and does not constitute a recommendation with respect to the proposed tender offer, an offer to purchase, or a solicitation of an offer to sell any securities of the Company or any other entity, nor is it a substitute for any tender offer materials that Parent, Purchaser or the Company will file with the SEC. A solicitation and an offer to buy securities of the Company will be made only pursuant to an offer to purchase and related materials that Parent and Purchaser intend to file with the SEC. At the time the tender offer is commenced, Parent and Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and the Company thereafter will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE COMPANY’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be sent to all stockholders of the Company at no expense to them. The Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents will be made available for free at the SEC’s website at www.sec.gov. Investors and securityholders may also obtain, free of charge, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents that the Company has filed with or furnished to the SEC under the “SEC Filings” section of the Company’s investor relations website at https://investors.geturgently.com/financials/sec-filings.

Forward-Looking Statements

This communication contains “forward-looking statements”. These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “could,” “expects,” “plans,” “anticipates,” “believes,” and similar expressions intended to identify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, without limitation, statements regarding the tender offer, the subsequent merger and other related matters, prospective performance and opportunities, post-closing operations and the outlook for the businesses of the Company and Parent; and any assumptions underlying any of the foregoing. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the subsequent merger; (ii) the risk that the tender offer or the subsequent merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require the Company to pay a termination fee or other expenses; (vii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customer partners and others with whom it does business, or its operating results and business generally; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; and (x) other factors as set forth from time to time in the Company’s filings with the SEC, including its Form 10-K for the fiscal year ended December 31, 2024 which was filed with the SEC on March 14, 2025, as amended by the Annual Report on Form 10-K/A, which was filed with the SEC on April 17, 2025, and any subsequent Quarterly Reports on Form 10-Q.

Any forward-looking statements set forth in this communication speak only as of the date of this communication. The Company does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof other than as required by law. You are cautioned not to place undue reliance on any forward-looking statements.